Press Release
www.shire.com

Exhibit 99.2
Total Voting Rights

August 1, 2014 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), in accordance with the Financial Conduct Authority's (the “FCA”) Disclosure and Transparency Rule 5.6.1R, notifies the market of the following:

At close of business on July 31, 2014, the Company’s issued ordinary share capital comprised 589,538,765 ordinary shares of 5 pence each with voting rights and a further 9,019,832 ordinary shares held in treasury.

Therefore the total number of voting rights in the Company is 589,538,765. This is the figure which should be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Stephanie Fagan	sfagan@shire.com	+1 781 482 0460
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Neuroscience, Rare Diseases, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmology.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX